UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)       November 18, 2016 (November 18, 2016)
DSW Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219

(Address of principal executive offices)	(Zip Code)
(614) 237-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers

On November 18, 2016, the Company announced that Jared Poff, Senior Vice President and current interim Chief Financial Officer, has been appointed Chief Financial Officer, effective immediately.
Mr. Poff, age 43, has served as interim Chief Financial Officer since June 6, 2016. Mr. Poff served as Vice President of Finance, Business Development, and Treasurer of DSW since joining the Company in January 2015, which role included responsibilities in financial reporting and accounting operations. Prior to joining DSW, Mr. Poff served as Vice President, Treasurer at Big Lots, Inc. since February 2004. Mr. Poff holds a Bachelor of Business Administration degree from Bowling Green State University and a Master of Business Administration from Franklin University.
As Chief Financial Officer, Mr. Poff will receive an annual base salary of $400,000, which salary increase is retroactively effective to June 5, 2016. In addition, Mr. Poff will participate in the Company's Cash Incentive Compensation Plan with a potential annual cash incentive of 50% of his annual base salary based on achievement of the target incentive goals in the Company's Cash Incentive Compensation Plan.
In connection with his promotion to Senior Vice President, on July 25, 2016, the Company entered into a Standard Executive Severance Agreement with Mr. Poff (the "Executive Agreement"). A copy of the Executive Agreement was published in Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed on September 1, 2016. No modifications have been made to the Executive Agreement.
A copy of the Press Release announcing these changes is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
   (d)      Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 18, 2016

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSW Inc.
By:	/s/ William L. Jordan
William L. Jordan
Chief Administrative Officer, Executive Vice President and General Counsel

Date: November 18, 2016